Exhibit 99.1

SAFEGUARD MEDIA CONTACT: Ron Ticho 610-360-0205	INVESTOR CONTACT: Kris Block 610-293-0600

ALLIANCE MEDIA CONTACT: Melinda Lerma 800-706-3339

SAFEGUARD ACQUIRES ALLIANCE CONSULTING
Acquisition of Firm Creates One of the Top
Information Technology Services Companies in the U.S.

Wayne, PA, November 21, 2002 – Safeguard Scientifics, Inc. (NYSE: SFE), a technology operating company that acquires and develops companies in software, business and Information Technology (IT) services and emerging technologies, today announced the $55 million cash acquisition of 100% of Alliance Consulting, an IT consulting firm that architects and implements digital enterprise strategies for its clients by building and integrating Information Technology across every line of business.

In conjunction with its two existing wholly owned IT services firms, aligne Strategy and Lever8 Solutions, Safeguard will create a $110 million operation, positioning Alliance to become an IT consulting leader in the highly fragmented $200 billion U.S. market. The move follows Safeguard’s successful generation of $100 million from the disposition of non-strategic assets and the realization of tax refunds during fiscal year 2002.

“This acquisition represents a significant step in our stated strategy of acquiring service companies with the capability to provide a growth platform for revenue and internally generated cash flow,” says Anthony Craig, President and CEO at Safeguard. “We rigorously examined dozens of firms in the under-valued IT services market and were excited by Alliance’s business model and the potential for the high level skills in Alliance to be supportive of our advanced software companies, Mantas, Sotas, and Agari.”

“By leveraging the Alliance platform with the high level of skills and services at aligne and Lever8, we gain the critical mass needed to drive strong financial performance and high returns,” says Anthony Ibargüen, Safeguard’s Managing Director, Business and IT Services. “Alliance’s Assemble-to-Order Engagement Team™ offers clients access to IT solutions tailored to their specific business requirements, while enabling them to maintain high utilization and margins in both up and down markets.”

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Lever8 Solutions and Alliance Consulting will merge under the latter’s banner to offer a broad range of digital intelligence services including application development, ERP implementation and integration and outsourcing services. The combined entity will boast a base of over 700 consultants and offices in eight major U.S. cities. aligne Strategy will retain its brand and focus as a provider of IT strategy and outsourcing consulting to Fortune 500 companies.

“Joining forces with Safeguard’s management and adding the impressive capabilities of aligne and Lever8 elevates us to a new level,” says Michael A. Warner, CEO at Alliance Consulting. “Together, we create a more powerful platform for the delivery of IT solutions to our customers nationally.”

Safeguard expects to close on the Alliance transaction in December 2002, pending completion of customary closing conditions. Wachovia Securities served as financial advisor to Safeguard on this transaction.

Web Cast

Safeguard will host a web cast today at 4:30 p.m. EST to present the transaction and answer questions. The call will be broadcast over the Internet through Safeguard at www.safeguard.com. To listen to the live call, please go to Safeguard’s web site approximately 15 minutes early to register and download any necessary audio software. For those who miss the live broadcast, a replay will be available on the website approximately 2 hours after the call. The conference call is also available via a toll-free number. For listen only access, please call 877-818-2521 by 4:25 p.m. ET today. A replay of the call will be available two hours after the completion of the call until midnight on November 22nd. To access that recording, please call 800-642-1687 and enter the conference identification number 6791136.

About Safeguard Scientifics, Inc.

Safeguard Scientifics (NYSE:SFE) is an operating company that creates long-term value by focusing on technology-related companies that are developed through superior operations and management support. Safeguard acquires and operates companies in three principal areas: software, business and IT services, and emerging technologies. For more information, please visit www.safeguard.com.

About Alliance Consulting

Alliance Consulting architects and implements digital enterprise strategies for its clients by integrating Information Technology across every line of business. Alliance’s Assemble-to-Order Engagement Team™ approach builds quality project teams that deliver projects on time and within budget. For 2 consecutive years, Alliance was among the Top 10 fastest-growing private companies in the United States, according to Inc. magazine. The company serves eight major markets: Boston, Bridgewater New Jersey, Chicago, Dallas, New York, Philadelphia, Phoenix and Washington D.C. For more information, please visit www.alliance-consulting.com.

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Forward-Looking Statements

The statements contained in this press release and attachments that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including risks associated with the uncertainty of future performance of our partner companies, acquisitions of additional partner companies and dispositions of partner companies, additional financing requirements, the effect of economic conditions in the business sectors in which our partner companies operate, our ability to execute our business strategy and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

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